Exhibit 99.1
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a general summary of certain material U.S. federal income tax considerations regarding our election to be taxed as a REIT and the acquisition, ownership and disposition of our capital stock. For purposes of this discussion, references to "Douglas Emmett," "we," "our," and "us" mean only Douglas Emmett, Inc., and do not include any of its subsidiaries, except as otherwise indicated. This summary is for general information only and is not tax advice. The information in this summary is based on:
•the Code;
•current, temporary and proposed Treasury Regulations promulgated under the Code;
•the legislative history of the Code;
•administrative interpretations and practices of the Internal Revenue Service, or the IRS; and
•court decisions;
in each case, as of the date of this Current Report on Form 8-K. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, the Treasury Regulations, and administrative and judicial interpretations thereof. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations described in this discussion. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the IRS that we qualify as a REIT, and the statements herein are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or non-U.S. tax consequences, or any tax consequences arising under any U.S. federal tax other than the income tax, such as estate and gift tax laws, associated with the purchase, ownership, or disposition of our capital stock or our election to be taxed as a REIT.
You are urged to consult your tax advisor regarding the tax consequences to you of:
•the acquisition, ownership and sale or other disposition of our capital stock, including the U.S. federal, state, local, non-U.S. and other tax consequences;
•our election to be taxed as a REIT for U.S. federal income tax purposes; and
•potential changes in applicable tax laws.
Taxation of Our Company
General. We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 2006. We believe that we have been organized and have operated in a manner that has allowed us to qualify for taxation as a REIT under the Code commencing with such taxable year, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See "-Failure to Qualify."

Latham & Watkins LLP has acted as our tax counsel in connection with this Current Report on Form 8-K and our election to be taxed as a REIT. Latham & Watkins LLP has rendered an opinion to us to the effect that, commencing with our taxable year ended December 31, 2006, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. A copy of this opinion was filed as an exhibit to the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on August 4, 2015 of which the prospectus is a part. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers. In addition, this opinion was based upon our factual representations set forth in the prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, which are discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year have satisfied or will satisfy those requirements. Further, the anticipated U.S. federal income tax treatment described in this discussion may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Latham & Watkins LLP has no obligation to update its opinion subsequent to the date of such opinion.
Provided we qualify for taxation as a REIT, we generally will not be required to pay U.S. federal corporate income taxes on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that ordinarily results from investment in a C corporation. A C corporation is a corporation that is generally required to pay income tax at the corporate level. Double taxation generally means income taxation that occurs once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay U.S. federal income tax as follows:
•We will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.
•We may be required to pay the "alternative minimum tax" on our items of tax preference under some circumstances.
•If we have (1) net income from the sale or other disposition of "foreclosure property" held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.
•We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.
•If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.
•If we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset test), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.
•If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•We will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our capital gain net income for the year, and (3) any undistributed taxable income from prior periods.
•If we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our initial tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, and we subsequently recognize gain on the disposition of the asset during a specified period beginning on the date on which we acquired the asset, then we generally will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted tax basis in the asset, in each case determined as of the date on which we acquired the asset. The specified period is currently five years, although recently promulgated Temporary Treasury Regulations, which expire on June 7, 2019, provide for a ten-year period for assets acquired on or after August 8, 2016. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. Under applicable Treasury Regulations, any gain from the sale of property we acquired in an exchange under Section 1031 (a like-kind exchange) or 1033 (an involuntary conversion) of the Code is generally excluded from the application of this built-in gains tax.
•Certain of our subsidiaries that are C corporations, including our "taxable REIT subsidiaries," generally will be required to pay U.S. federal corporate income tax on their earnings.
•We will be required to pay a 100% tax on any "redetermined rents," "redetermined deductions," "excess interest" or (for taxable years beginning after December 31, 2015) “redetermined taxable REIT subsidiary service income.” See "-Income Tests-Penalty Tax." In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a taxable REIT subsidiary of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's length negotiations. Redetermined taxable REIT subsidiary service income generally represents income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf.
•We may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the stockholder in our capital stock.
•If we fail to comply with the requirement to send annual letters to our stockholders requesting information regarding the actual ownership of our stock, and the failure is not due to reasonable cause or due to willful neglect, we will be subject to a $25,000 penalty, or if the failure is intentional, a $50,000 penalty.
•We and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state and local income, property, sales and use, and other taxes on our assets and operations.
Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:
(1) that is managed by one or more trustees or directors;
(2) that issues transferable shares or transferable certificates to evidence its beneficial ownership;
(3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;
(4) that is not a financial institution or an insurance company within the meaning of the Code;
(5) that is beneficially owned by 100 or more persons;
(6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year; and

(7) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.
The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), the term "individual" includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.
We believe that we have been organized, have operated and have issued sufficient shares of capital stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding the ownership and transfer of our shares which are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. A description of the share ownership and transfer restrictions relating to our outstanding capital stock is contained in the discussion in the prospectus under the heading "Description of Stock-Transfer Restrictions and Ownership Limitations Applicable to our Equity Securities." These restrictions, however, do not ensure that we have previously satisfied, and may not ensure that we will, in all cases, be able to continue to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next two sentences, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. Moreover, if our failure to satisfy the share ownership requirements due to reasonable cause and not willful neglect, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure. See "-Failure to Qualify."
In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.
Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. We own and operate one or more properties through partnerships and limited liability companies, including the operating partnership. In the case of a REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our operating partnership, including our operating partnership's share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes in which it owns an interest, is treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the U.S. federal income taxation of partnerships and limited liability companies is set forth below in "-Tax Aspects of the Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies."
We have control of our operating partnership and, through our operating partnership, control of its subsidiary partnerships and limited liability companies, and we intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we or our operating partnership become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own and operate certain properties through subsidiaries that we intend to be treated as "qualified REIT subsidiaries" under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation's outstanding stock and do not elect with the subsidiary to treat it as a "taxable REIT subsidiary," as described below. A qualified REIT subsidiary is not treated as a separate corporation for U.S. federal income tax purposes, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the U.S. federal tax requirements described in this discussion, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under "-Asset Tests."
Ownership of Interests in Subsidiary REITs. We currently own an interest in two REITs. We own an interest in DEI X Partnership REIT, LP, or DEI X REIT, which has elected to be taxed as a corporation and as a REIT for U.S. federal income tax purposes commencing with its initial taxable year ended December 31, 2010. We also own an interest in DE Park Avenue REIT, Inc., or Park Avenue REIT, which will elect to be taxed as a REIT for U.S. federal income tax purposes commencing with its initial taxable year ended December 31, 2016. We previously owned an interest in another REIT, which has since been dissolved. We refer to DEI X REIT, Park Avenue REIT and, until its date of dissolution, the previously dissolved REIT as our Subsidiary REITs. Provided that each of our Subsidiary REITs has qualified as a REIT during our ownership of such Subsidiary REIT, our interests in each of such Subsidiary REITs will be treated as qualifying real estate assets for purposes of the REIT asset tests and any dividend income or gains derived by us from such Subsidiary REITs will generally be treated as income that qualifies for purposes of the REIT gross income tests. To qualify as a REIT, each of our Subsidiary REITs must independently satisfy the various REIT qualification requirements described in this summary. If any Subsidiary REIT were to fail to qualify as a REIT, and certain relief provisions do not apply, it would be treated as a regular taxable corporation and its income would be subject to U.S. federal income tax. In addition, a failure of any Subsidiary REIT to qualify as a REIT would have an adverse effect on our ability to comply with the REIT income and asset tests, and thus our ability to qualify as a REIT.
Ownership of Interests in Taxable REIT Subsidiaries. We currently own interests in two taxable REIT subsidiaries, and may acquire interests in additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. We believe that the office and multifamily properties we operate and continue to operate are not and will not be treated as lodging or health care facilities for this purpose. A taxable REIT subsidiary is subject to U.S. federal income tax as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary's debt to equity ratio and interest expense are not satisfied. A REIT's ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset test described below. See "-Asset Tests."
Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from investments relating to real property or mortgages on real property, including "rents from real property," interest on obligations adequately secured by mortgages on real property, and certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or any combination of the foregoing. For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.
Rents we receive from a tenant will qualify as "rents from real property" for the purpose of satisfying the gross income requirements described above only if all of the following conditions are met:
•The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term "rents from real property" solely because it is based on a fixed percentage or percentages of receipts or sales;

•Neither we nor an actual or constructive owner of 10% or more of our capital stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a taxable REIT subsidiary of ours, however, will not be excluded from the definition of "rents from real property" as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a "controlled taxable REIT subsidiary" is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as "rents from real property." For purposes of this rule, a "controlled taxable REIT subsidiary" is a taxable REIT subsidiary in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary;
•Rent attributable to personal property leased in connection with a lease of real property is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as "rents from real property." To the extent that rent attributable to personal property leased in connection with a lease of real property exceeds 15% of the total rent received under the lease, we may transfer a portion of such personal property to a taxable REIT subsidiary; and
•We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We are permitted, however, to perform directly certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Examples of these permitted services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we are permitted to employ an independent contractor from whom we derive no revenue to provide customary services to our tenants, or a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants, without causing the rent we receive from those tenants to fail to qualify as "rents from real property." Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary's provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.
We generally do not intend, and as the sole stockholder of the general partner of our operating partnership, do not intend to permit our operating partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent we determine, based on the advice of our tax counsel, that the failure will not jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will not disagree with our determinations of value of such property.
Income we receive that is attributable to the rental of parking spaces at the properties generally will constitute rents from real property for purposes of the gross income tests if certain services provided with respect to the parking spaces are performed by independent contractors from whom we derive no revenue, either directly or indirectly, or by a taxable REIT subsidiary, and certain other conditions are met. We believe that the income we receive that is attributable to parking spaces meets these tests and, accordingly, constitutes rents from real property for purposes of the gross income tests.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction entered into after July 30, 2008, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income for purposes of the 75% and 95% gross income tests and thus will be exempt from such tests. The term "hedging transaction," as used above, generally means (A) any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test or any property which generates such income and (B) for taxable years beginning after December 31, 2015, new hedging transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.
To the extent our taxable REIT subsidiaries pay dividends, we generally will derive our allocable share of such dividend income through our interest in our operating partnership. Such dividend income will qualify under the 95%, but not the 75%, gross income test.
We will monitor the amount of the dividend and other income from our taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.
If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:
•following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and
•our failure to meet these tests was due to reasonable cause and not due to willful neglect.
It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in "-Taxation of Our Company-General," even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income.
We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.
Prohibited Transaction Income. Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We and our operating partnership intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning properties and to make occasional sales of the properties as are consistent with our investment objectives. We do not intend, and do not intend to permit our operating partnership or its subsidiary partnerships or limited liability companies, to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by our operating partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Penalty Tax. Any redetermined rents, redetermined deductions, excess interest or (for taxable years beginning after December 31, 2015) redetermined taxable REIT subsidiary service income we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a taxable REIT subsidiary of ours, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's length negotiations, and redetermined taxable REIT subsidiary service income is income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.
We believe that, in all instances in which a taxable REIT subsidiary of ours provides services to our tenants or leases space from us, the fees paid to our taxable REIT subsidiaries for such services, and any rents payable to us by our taxable REIT subsidiaries, are at arm's-length rates, although the fees paid may not satisfy the safe harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm's-length fee for tenant services over the amount actually paid, or on the excess rent paid to us.
Asset Tests. At the close of each calendar quarter of our taxable year, we must also satisfy certain tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets, including assets held by our qualified REIT subsidiaries and our allocable share of the assets held by the operating partnership and its subsidiary partnerships and limited liability companies, must be represented by real estate assets, cash, cash items and U.S. government securities. For purposes of this test, the term "real estate assets" generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds. For taxable years beginning after December 31, 2015, the term “real estate assets” also includes debt instruments of publicly offered REITs, personal property securing a mortgage secured by both real property and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, and personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease.
Second, not more than 25% of the value of our total assets may be represented by securities (including securities of one or more taxable REIT subsidiaries), other than those securities includable in the 75% asset test.
Third, of the investments included in the 25% asset class, and except for investments in other REITs, our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the "straight debt" safe harbor or securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.
Fourth, not more than 25% (20% for taxable years beginning after December 31, 2017) of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. We currently own stock of subsidiary corporations that have elected, together with us, to be treated as our taxable REIT subsidiaries. So long as each of these companies qualifies as a taxable REIT subsidiary, we will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to our ownership of their securities. We may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our securities in our taxable REIT subsidiaries has not exceeded, and in the future will not exceed, 25% (20% for taxable years beginning after December 31, 2017) of the aggregate value of our gross assets. With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our ownership of the securities of any such issuer has complied with the 25% value limitation, the 5% value limitation, the 10% voting securities limitation and the 10% value limitation. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with our determinations of value of such assets.

Fifth, for taxable years beginning after December 31, 2015, not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs to the extent those debt instruments would not be real estate assets but for the inclusion of debt instruments of publicly offered REITs in the meaning of real estate assets effective for taxable years beginning after December 31, 2015, as described above.
The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through our operating partnership or through our subsidiary partnerships and limited liability companies) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of an increase in our interest in our operating partnership or in any subsidiary partnerships and limited liability companies). For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to our operating partnership or as limited partners exercise their redemption/exchange rights. Accordingly, after initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in our operating partnership or in any subsidiary partnerships and limited liability companies), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained, and we intend to maintain, adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure any noncompliance with the asset tests within the 30-day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.
Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30 day cure period by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.
Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful, or will not require a reduction in our operating partnership's overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.
Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:
•90% of our "REIT taxable income"; and
•90% of our after-tax net income, if any, from foreclosure property; minus
•the excess of the sum of certain items of non-cash income over 5% of our "REIT taxable income."
For these purposes, our "REIT taxable income" is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.
In addition, our "REIT taxable income" will be reduced by any taxes that we are required to pay on any gain we recognize from the disposition of any asset we acquired from a corporation which was or had been a C corporation in a transaction in which our tax basis in the asset was less than the fair market value of the asset, in each case determined at the time we acquired the asset, within a specified period (described above) following our acquisition of such asset. See "-Taxation of Our Company-General."

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by our stockholders in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. In order to be taken into account for purposes of our distribution requirement, unless (for distributions made in taxable years beginning after December 31, 2014) we qualify as a “publicly offered REIT,” the amount distributed must not be preferential-i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. We believe that we are, and expect we will continue to be, a “publicly offered REIT.” To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates. We believe that we have made, and we intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of our operating partnership authorizes us, as the sole owner of the general partner of our operating partnership, to take such steps as may be necessary to cause the operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligation.
We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends in the form of taxable stock dividends in order to meet the distribution requirements, while preserving our cash.
Under certain circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of our REIT distribution requirements, it will be treated as an additional distribution to our stockholders in the year such dividend is paid.
Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.
For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.
Like-Kind Exchanges. We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure to Qualify
If we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT, certain specified cure provisions may be available to us. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In such event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Unless entitled to relief under specific statutory provisions, we would also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.
Tax Aspects of the Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies
General. All of our investments are held indirectly through the operating partnership. In addition, the operating partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies that, unless they otherwise elect to be taxed as corporations that are either taxable REIT subsidiaries of ours or REITs, we believe have been, and will continue to be, treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for U.S. federal income tax purposes are "pass-through" entities which are not required to pay U.S. federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and generally are required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, in the computation of our REIT taxable income and for purposes of the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by the operating partnership, including its share of its subsidiary partnerships and limited liability companies, based on our capital interests in each such entity. See "-Taxation of Our Company."
Entity Classification. Our interests in the operating partnership and its subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships (or disregarded entities). For example, an entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a "publicly traded partnership" and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations.
If units in our operating partnership would otherwise be viewed as readily tradable on a secondary market or the substantial equivalent thereof, interests in our operating partnership may nonetheless be viewed as not readily tradable on a secondary market or the substantial equivalent thereof if the sum of the percentage interests in capital or profits of our operating partnership transferred during any taxable year of our operating partnership does not exceed 2% of the total interests in our operating partnership's capital or profits, subject to certain exceptions. For purposes of this 2% trading restriction, our interests in our operating partnership are excluded from the determination of the percentage interests in capital or profits of our operating partnership. In addition, this 2% trading restriction does not apply to transfers by a limited partner in one or more transactions during any 30-day period representing in the aggregate more than 2% of the total interests in our operating partnership's capital or profits. As the sole stockholder of the general partner of our operating partnership, we have the authority to cause the general partner to take any steps we determine necessary or appropriate to prevent any trading of interests in our operating partnership that would cause our operating partnership to become a publicly traded partnership, including any steps necessary to ensure compliance with this 2% trading restriction.

If our operating partnership or any subsidiary partnership or limited liability company were to be treated as a publicly traded partnership, it would be taxable as a corporation unless it qualified for the statutory "90% qualifying income exception." Under that exception, a publicly traded partnership is not subject to corporate-level tax if 90% or more of its gross income consists of dividends, interest, "rents from real property" (as that term is defined for purposes of the rules applicable to REITs, with certain modifications), gain from the sale or other disposition of real property, and certain other types of qualifying income. We believe our operating partnership has satisfied the 90% qualifying income exception in every taxable year, and expect it to continue to satisfy that exception in the future. However, if our operating partnership (or to the extent applicable any of our other partnerships or limited liability companies) did not qualify for this exception or was otherwise taxable as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See "-Taxation of Our Company-Asset Tests" and "-Income Tests." This, in turn, could prevent us from qualifying as a REIT. See "-Failure to Qualify" for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of our operating partnership or a subsidiary partnership or limited liability company might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment.
We believe the operating partnership and each of its other partnerships and limited liability companies (other than any partnership or limited liability company that has elected to be taxed as a corporation and is either a REIT or a taxable REIT subsidiary of ours) will be classified as partnerships or disregarded entities for U.S. federal income tax purposes, and we do not anticipate that the operating partnership or any subsidiary partnership or limited liability company will be treated as a publicly traded partnership that is taxable as a corporation.
Allocations of Income, Gain, Loss and Deduction. A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members, provided such allocations comply with the provisions of Section 704(b) of the Code and the related Treasury Regulations. Generally, Section 704(b) of the Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of the partners or members.
The partnership agreement of the operating partnership provides for preferred distributions of cash and preferred allocations of income to the holders of any preferred units it may issue from time to time. Upon any issuance of shares of our preferred stock for cash or other consideration, we will contribute the net proceeds or other consideration from such issuance to the operating partnership in exchange for preferred units with similar terms. In general, all remaining items of income and loss will be allocated to the holders of common units in proportion to the number of common units held by each such unitholder.
If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners' or members' interests in the partnership or limited liability company. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The operating partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.
Tax Allocations With Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company, must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution, as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members.

The operating partnership was formed by way of contributions of appreciated property (i.e., property having an adjusted tax basis less than its fair market value at the time of contribution). In addition, the operating partnership may, from time to time, acquire interests in property in exchange for interests in the operating partnership. In that case, the tax basis of these property interests will generally carry over to the operating partnership, notwithstanding their different book (i.e., fair market) value (this difference is referred to as a book-tax difference). The partnership agreement requires that, if our operating partnership is treated as a partnership for U.S. federal income tax purposes, income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. Depending on the method we choose in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of the operating partnership (i) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (ii) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our operating partnership. An allocation described in clause (ii) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See "-Taxation of Our Company-Requirements for Qualification as a REIT" and "-Annual Distribution Requirements."
Any property acquired by the operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.
Partnership Audit Rules. The recently enacted Bipartisan Budget Act of 2015 changes the rules applicable to U.S. federal income tax audits of partnerships. Under the new rules (which are generally effective for taxable years beginning after December 31, 2017), among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. Although it is uncertain how these new rules will be implemented, it is possible that they could result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these new rules are sweeping and in many respects dependent on the promulgation of future regulations or other guidance by the U.S. Department of the Treasury. Prospective investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in our shares.
Tax Considerations for Holders of Our Capital Stock
The following summary describes the material U.S. federal income tax consequences to you of acquiring, owning and disposing of our capital stock. This summary assumes you hold shares of our capital stock as "capital assets" (generally, property held for investment within the meaning of Section 1221 of the Code). It does not address all the tax consequences that may be relevant to you in light of your particular circumstances. In addition, this discussion does not address the tax consequences relevant to persons who receive special treatment under the U.S. federal income tax law, except where specifically noted. Holders receiving special treatment include, without limitation:
•financial institutions, banks and thrifts;
•insurance companies;
•tax-exempt organizations (except to the limited extent discussed in "-Taxation of Tax-Exempt Stockholders");
•"S" corporations;
•traders in securities that elect to mark to market;
•partnerships, pass-through entities and persons holding our capital stock through a partnership or other pass-through entity;
•stockholders subject to the alternative minimum tax;

•regulated investment companies and REITs;
•non-U.S. governments and international organizations;
•broker-dealers or dealers in securities or currencies;
•U.S. expatriates;
•non-U.S. stockholders that are passive foreign investment companies or controlled foreign corporations;
•stockholders who receive capital stock through the exercise of employee stock options or otherwise as compensation
•persons holding our capital stock as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction; or
•U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar.
•If you are considering purchasing our capital stock, you should consult your tax advisor concerning the application of U.S. federal income tax laws to your particular situation as well as any consequences of the purchase, ownership and disposition of our capital stock arising under the laws of any state, local or non-U.S. taxing jurisdiction.
•When we use the term "U.S. stockholder," we mean a beneficial owner of shares of our capital stock who, for U.S. federal income tax purposes, is:
•an individual who is a citizen or resident of the United States;
•a corporation, including an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia;
•an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
If you hold shares of our capital stock and are not a U.S. stockholder, you are a "non-U.S. stockholder."
If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds shares of our capital stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding shares of our capital stock are encouraged to consult their tax advisors.
Taxation of Taxable U.S. Stockholders
Distributions Generally. Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax, as discussed below, will be taxable to our taxable U.S. stockholders as ordinary income when actually or constructively received. See "-Tax Rates" below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations or, except to the extent provided in "-Tax Rates" below, the preferential rates on qualified dividend income applicable to non-corporate U.S. stockholders, including individuals. For purposes of determining whether distributions to our stockholders are out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock, if any, and then to our outstanding common stock.

To the extent that we make distributions on our capital stock in excess of our current and accumulated earnings and profits allocable to such stock, these distributions will be treated first as a tax-free return of capital to a U.S. stockholder. This treatment will reduce the U.S. stockholder's adjusted tax basis in such shares of stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. stockholder's adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. stockholders may not include in their own income tax returns any of our net operating losses or capital losses.
U.S. stockholders that receive taxable stock dividends, including dividends partially payable in our capital stock and partially payable in cash, would be required to include the full amount of the dividend (i.e., the cash and the stock portion) as ordinary income (subject to limited exceptions) to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes, as described above. The amount of any dividend payable in our capital stock generally is equal to the amount of cash that could have been received instead of the capital stock. Depending on the circumstances of a U.S. stockholder, the tax on the distribution may exceed the amount of the distribution received in cash, in which case such U.S. stockholder would have to pay the tax using cash from other sources. If a U.S. stockholder sells the capital stock it received in connection with a taxable stock dividend in order to pay this tax and the proceeds of such sale are less than the amount required to be included in income with respect to the stock portion of the dividend, such U.S. stockholder could have a capital loss with respect to the stock sale that could not be used to offset such dividend income. A U.S. stockholder that receives capital stock pursuant to a distribution generally has a tax basis in such capital stock equal to the amount of cash that could have been received instead of such capital stock as described above, and has a holding period in such capital stock that begins on the day immediately following the payment date for the distribution.
Capital Gain Dividends. Dividends that we properly designate as capital gain dividends will be taxable to our taxable U.S. stockholders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year and, for taxable years beginning after December 31, 2015, may not exceed our dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year. U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.
If we properly designate any portion of a dividend as a capital gain dividend, then, except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our stock for the year to the holders of each class of our common stock and preferred stock (if and when issued) in proportion to the amount that our total dividends, as determined for U.S. federal income tax purposes, paid or made available to the holders of such stock for the year bears to the total dividends, as determined for U.S. federal income tax purposes, paid or made available to holders of all classes of our stock for the year. In addition, except as otherwise required by law, we may make a similar allocation with respect to any undistributed long term capital gains which are to be included in our stockholders' long term capital gains, based on the allocation of the capital gain amount which would have resulted if those undistributed long term capital gains had been distributed as "capital gain dividends" by us to our stockholders.
Retention of Net Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, our earnings and profits (determined for U.S. federal income tax purposes) would be adjusted accordingly, and a U.S. stockholder generally would:
•include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;
•be deemed to have paid its share of the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder's income as long-term capital gain;
•receive a credit or refund for the amount of tax deemed paid by it;
•increase the adjusted tax basis of its capital stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.
Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any "passive losses" against this income or gain. A U.S. stockholder may elect to treat capital gain dividends, capital gains from the disposition of our capital stock and income designated as qualified dividend income, described in "-Tax Rates" below, as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.
Dispositions of Our Capital Stock. Except as described below under "Redemption or Repurchase by Us," if a U.S. stockholder sells or disposes of shares of our capital stock, it will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the U.S. stockholder's adjusted tax basis in the shares. This gain or loss, except as provided below, will be a long-term capital gain or loss if the holder has held such capital stock for more than one year. However, if a U.S. stockholder recognizes a loss upon the sale or other disposition of capital stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. stockholder received distributions from us which were required to be treated as long-term capital gains.
Redemption or Repurchase by Us. A redemption or repurchase of shares of our capital stock will be treated under Section 302 of the Code as a distribution taxable as a dividend to the extent of our current and accumulated earnings and profits at ordinary income rates unless the redemption or repurchase satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed or repurchased shares. The redemption or repurchase will be treated as a sale or exchange if it:
•is "substantially disproportionate" with respect to the U.S. stockholder;
•results in a "complete termination" of the U.S. stockholder's stock interest in us; or
•is "not essentially equivalent to a dividend" with respect to the U.S. stockholder, all within the meaning of Section 302(b) of the Code.
In determining whether any of these tests has been met, shares of capital stock, including common stock and other equity interests in us, considered to be owned by the U.S. stockholder by reason of certain constructive ownership rules set forth in the Code, as well as shares of our capital stock actually owned by the U.S. stockholder, must generally be taken into account. The IRS has ruled that the redemption of stock in a widely-held, publicly-traded corporation held by a minority shareholder who exercises no control over the affairs of the corporation generally results in exchange treatment, provided the redemption results in a reduction of the shareholder’s voting rights, right to participate in current earnings and accumulated surplus, and right to share in net assets on liquidation. Nevertheless, because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to the U.S. stockholder depends upon the facts and circumstances at the time that the determination must be made, U.S. stockholders are advised to consult their tax advisors to determine such tax treatment.
If a redemption or repurchase of shares of our capital stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See "-Distributions Generally." A U.S. stockholder's adjusted tax basis in the redeemed or repurchased shares of the stock for tax purposes generally will be transferred to its remaining shares of our capital stock, if any. If a U.S. stockholder owns no other shares of our capital stock, under certain circumstances, such basis may be transferred to a related person or it may be lost entirely. Proposed Treasury Regulations issued in 2009, if enacted in their current form, would affect the basis recovery rules described above. It is not clear whether these proposed regulations will be enacted in their current form or at all. Prospective investors should consult their tax advisors regarding the U.S. federal income tax consequences of a redemption or repurchase of our capital stock.
If a redemption or repurchase of shares of our capital stock is not treated as a distribution taxable as a dividend, it will be treated as a taxable sale or exchange in the manner described under "-Dispositions of Our Capital Stock."

Tax Rates. The maximum tax rate for non-corporate taxpayers for capital gains, including certain "capital gain dividends," is generally 20% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate). Capital gain dividends will only be eligible for the rates described above to the extent they are properly designated by the REIT as "capital gain dividends." In addition, U.S. stockholders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income. The maximum tax rate for non-corporate taxpayers for income that the REIT properly designates as "qualified dividend income" is generally 20%. However, dividends payable by REITs are not eligible for the 20% tax rate on qualified dividend income, except to the extent that certain holding requirements have been met and the REIT's dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if the REIT distributed taxable income that it retained and paid tax on in the prior taxable year).
Medicare Tax on Unearned Income. Certain U.S. stockholders that are individuals, estates or trusts must pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock. U.S. stockholders should consult their tax advisors regarding the effect, if any, of these rules on their ownership and disposition of our capital stock.
Foreign Accounts. Certain payments made to "foreign financial institutions" in respect of accounts of U.S. stockholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this withholding provision on their ownership and disposition of our capital stock and the effective date of such provision. See "-Taxation of Non-U.S. Stockholders-Foreign Accounts."
Information Reporting and Backup Withholding. We are required to report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See "-Taxation of Non-U.S. Stockholders."
Taxation of Tax-Exempt Stockholders
Dividend income from us and gain arising upon a sale of our shares of capital stock generally will not be unrelated business taxable income, or UBTI, to a tax-exempt stockholder, except as described below. This income or gain will be UBTI, however, if a tax-exempt stockholder holds its shares as “debt-financed property” within the meaning of the Code. Generally, "debt-financed property" is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.
For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.
Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT" may be treated as UBTI as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a "pension-held REIT" if it is able to satisfy the "not closely held" requirement without relying on the "look-through" exception with respect to certain trusts or if such REIT is not "predominantly held" by "qualified trusts." As a result of restrictions on ownership and transfer of our stock contained in our charter, we do not expect to be classified as a "pension-held REIT," and as a result, the tax treatment described above should be inapplicable to our stockholders. However, because our capital stock is (and, we anticipate, will continue to be) publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Stockholders
The following discussion addresses the rules governing U.S. federal income taxation of the purchase, ownership and disposition of our capital stock by non-U.S. stockholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address state, local or non-U.S. tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances. We urge non-U.S. stockholders to consult their tax advisors to determine the impact of U.S. federal, state, local and non-U.S. income tax laws on the purchase, ownership and disposition of shares of our capital stock, including any tax return filing and other reporting requirements.
Distributions Generally. Distributions (including any taxable stock dividends) that are neither attributable to gains from sales or exchanges by us of United States real property interests, or USRPIs, nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business (and, if required by an applicable income tax treaty, the non-U.S. stockholder maintains a permanent establishment in the United States to which such dividends are attributable). Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with a U.S. trade or business (and, if required by an applicable income tax treaty, the non-U.S. stockholder maintains a permanent establishment in the United States to which such dividends are attributable) generally will not be subject to withholding but will be subject to U.S. federal income tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. stockholders are subject to U.S. federal income tax. Any such dividends received by a non-U.S. stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting U.S. federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.
Except as otherwise provided below, we expect to withhold U.S. federal income tax at the rate of 30% on any distributions made to a non-U.S. stockholder unless:
•a lower treaty rate applies and the non-U.S. stockholder files with us an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable documentation) evidencing eligibility for that reduced treaty rate; or
•the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder's U.S. trade or business.
Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. stockholder to the extent that such distributions do not exceed the adjusted tax basis of the stockholder's capital stock, but rather will reduce the adjusted tax basis of such stock. To the extent that such distributions exceed the non-U.S. stockholder's adjusted tax basis in such capital stock, they will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below.
For withholding purposes, because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.
Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests. Distributions to a non-U.S. stockholder that we properly designate as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:
(1) the investment in our capital stock is treated as effectively connected with the non-U.S. stockholder's U.S. trade or business (and, if required by an applicable income tax treaty, the non-U.S. stockholder maintains a permanent establishment in the United States to which such dividends are attributable), in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, except that a non-U.S. stockholder that is a non-U.S. corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

(2) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of such non-U.S. stockholder (even though the individual is not considered a resident of the United States), provided the non-U.S. stockholder has timely filed U.S. federal income tax returns with respect to such losses.
Pursuant to the Foreign Investment in Real Property Tax Act of 1980, which is referred to as "FIRPTA," distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by us of USRPIs, whether or not designated as capital gain dividends, will cause the non-U.S. stockholder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. stockholders would generally be taxed at the same rates applicable to U.S. stockholders, subject to any applicable alternative minimum tax. We also will be required to withhold and to remit to the IRS 35% (or 20% to the extent provided in Treasury Regulations) of any distribution to non-U.S. stockholders to the extent attributable to gain from sales or exchanges of USRPIs. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation. The amount withheld is creditable against the non-U.S. stockholder's U.S. federal income tax liability. However, any distribution with respect to any class of stock that is "regularly traded" on an established securities market located in the United States, within the meaning of applicable Treasury Regulations, is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if the non-U.S. stockholder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions generally will be treated as ordinary dividend distributions and subject to withholding in the manner described above with respect to ordinary dividends. In addition, distributions to certain non-U.S. publicly traded stockholders that meet certain record-keeping and other requirements (“qualified stockholders”) are exempt from FIRPTA, except to the extent owners of such qualified stockholders that are not also qualified stockholders own, actually or constructively, more than 10% of our capital stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. stockholders should consult their tax advisors regarding the application of these rules.
Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts we designate as retained net capital gains in respect of the capital stock held by stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions of capital gain dividends. Under this approach, the non-U.S. stockholders would be able to offset as a credit against their U.S. federal income tax liability resulting from their proportionate share of the tax that we paid on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax that we paid exceeds their actual U.S. federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, a non-U.S. stockholder should consult its tax advisor regarding the taxation of such retained net capital gain.
Sale of Our Capital Stock. Except as described below under "-Redemption or Repurchase by Us," gain recognized by a non-U.S. stockholder upon the sale, exchange or other taxable disposition of our capital stock generally will not be subject to U.S. federal income taxation unless such stock constitutes a USRPI. In general, stock of a domestic corporation that constitutes a "U.S. real property holding corporation," or USRPHC, will constitute a USRPI. We believe that we are a USRPHC. Our capital stock, however, will not constitute a USRPI so long as we are a "domestically controlled qualified investment entity." A "domestically controlled qualified investment entity" includes a REIT in which at all times during a five-year period ending on the date of disposition of its stock less than 50% in value of its stock is held directly or indirectly by non-U.S. persons. We believe, but cannot guarantee, that we are a "domestically controlled qualified investment entity." Because our capital stock is (and, we anticipate, will continue to be) publicly traded, no assurance can be given that we will continue to be a "domestically controlled qualified investment entity."

Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of our capital stock not otherwise subject to FIRPTA will be taxable to a non-U.S. stockholder if either (a) the investment in our capital stock is treated as effectively connected with the non-U.S. stockholder's U.S. trade or business (and, if required by an applicable income tax treaty, the non-U.S. stockholder maintains a permanent establishment in the United States to which such gain is attributable), in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, except that a non-U.S. stockholder that is a corporation may also be subject to a branch profits tax of up to 30%, as discussed above, or (b) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains (reduced by certain capital losses). In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 10% exception applicable to "regularly traded" stock described above), a non-U.S. stockholder may be treated as having gain from the sale or other taxable disposition of a USRPI if the non-U.S. stockholder (1) disposes of our stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of that stock during the 61-day period beginning with the first day of the 30-day period described in clause (1). The preceding sentence shall not apply to a non-U.S. stockholder if the non-U.S. stockholder did not own more than 5% of the stock at any time during the one-year period ending on the date of the distribution described in clause (1) of the preceding sentence and the class of stock is "regularly traded" on an established securities market, as defined by applicable Treasury Regulations. Non-U.S. stockholders should contact their tax advisors regarding the tax consequences of any sale, exchange, or other taxable disposition of our capital stock.
Even if we do not qualify as a "domestically controlled qualified investment entity" at the time a non-U.S. stockholder sells our capital stock, gain arising from the sale or other taxable disposition by a non-U.S. stockholder of such stock would not be subject to U.S. federal income taxation under FIRPTA as a sale of a USRPI if:
(1) such class of stock is "regularly traded," as defined by applicable Treasury Regulations, on an established securities market such as the NYSE; and
(2) such non-U.S. stockholder owned, actually and constructively, 10% or less of such class of our stock throughout the five-year period ending on the date of the sale or exchange.
In addition, dispositions of our capital stock by qualified stockholders are exempt from FIRPTA, except to the extent owners of such qualified stockholders that are not also qualified stockholders own, actually or constructively, more than 10% of our capital stock. An actual or deemed disposition of our capital stock by such stockholders may also be treated as a dividend. Furthermore, dispositions of our capital stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. stockholders should consult their tax advisors regarding the application of these rules.
If gain on the sale, exchange or other taxable disposition of our capital stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of our capital stock were subject to taxation under FIRPTA, and if shares of our capital stock were not "regularly traded" on an established securities market within the meaning of applicable Treasury Regulations, the purchaser of such capital stock generally would be required to withhold and remit to the IRS 10% (15% for dispositions occurring after February 16, 2016) of the purchase price. If amounts withheld on a sale, redemption, repurchase, or exchange of our capital stock exceed the non-U.S. stockholder's substantive tax liability resulting from such disposition, such excess may be refunded or credited against such non-U.S. stockholder's U.S. federal income tax liability, provided that the required information is provided to the IRS on a timely basis. Amounts withheld on any such sale, exchange or other taxable disposition of our capital stock may not satisfy a non-U.S. stockholder's entire tax liability under FIRPTA, and such non-U.S. stockholder remains liable for the timely payment of any remaining tax liability.

Redemption or Repurchase by Us. A redemption or repurchase of shares of our capital stock will be treated under Section 302 of the Code as a distribution (and taxable as a dividend to the extent of our current and accumulated earnings and profits) unless the redemption or repurchase satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed or repurchased shares. See "-Taxation of Taxable U.S. Stockholders-Redemption or Repurchase by Us." If the redemption or repurchase of shares is treated as a distribution, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See "-Taxation of Non-U.S. Stockholders-Distributions Generally." If the redemption or repurchase of shares is not treated as a distribution, it will be treated as a taxable sale or exchange in the manner described under "-Taxation of Non-U.S. Stockholders-Sale of Our Capital Stock."
Information Reporting and Backup Withholding. Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the stockholder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN or W-8BEN-E (or other applicable successor form) or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the non-U.S. stockholder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such stockholder is a United States person, or the stockholder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. stockholder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or "FATCA") on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities (including payments to U.S. stockholders who hold shares of our capital stock through such a foreign financial institution or non-U.S. entity). Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our capital stock, in each case, paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and IRS guidance, withholding under FATCA generally applies to payments of dividends on our capital stock and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules, we may treat the entire distribution as a dividend.
U.S. stockholders and prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our capital stock.

Other Tax Consequences
State, local and non-U.S. income tax laws may differ substantially from the corresponding U.S. federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction, or any U.S. federal tax other than the income tax. You should consult your tax advisor regarding the effect of state, local, non-U.S., and other tax laws with respect to our tax treatment as a REIT and an investment in our capital stock.